Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cadence Design Systems, Inc.:
     We consent to the incorporation by reference in the registration statements (Nos. 333-145000, 333-20591, 333-15885, 033-53875, 333-159486, 333-150948, 333-149877, 333-145891, 333-144972, 333-135003, 333-132754, 333-132753, 333-124025, 333-119335, 333-116681, 333-115351, 333-115349, 333-108251, 333-105492, 333-105488, 333-105481, 333-104720, 333-103657, 333-103250, 333-102648, 333-101693, 333-101692, 333-88390, 333-87674, 333-85080, 333-82044, 333-75874, 333-65116, 333-56898, 333-69589, 333-33330, 333-93609, 333-85591, 333-69589, 333-71717, 333-65529, 333-61029, 333-40047, 333-34599, 333-27109, 333-18963, 033-53913, 033-48371, 033-43025, 033-34910, 033-32373, 033-22652, and 033-17722) on Form S-3 and Form S-8 of Cadence Design Systems, Inc. (the Company) of our reports dated February 26, 2010, with respect to the consolidated balance sheets of Cadence Design Systems, Inc. as of January 2, 2010 and January 3, 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended January 2, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of January 2, 2010, which reports appear in the January 2, 2010 annual report on Form 10-K of Cadence Design Systems, Inc.
     Our report dated February 26, 2010 refers to changes in the accounting for the Company’s Convertible Senior Notes due to the retrospective adoption of new accounting requirements issued by the Financial Accounting Standards Board (FASB), as of January 4, 2009, and changes in the accounting for uncertainty in income taxes due to the adoption of new accounting requirements issued by the FASB, as of December 31, 2006.
/s/ KPMG LLP
Mountain View, California
February 26, 2010